EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-49364, No. 333-49372, No. 333-39854, No. 333-86565 and No. 333-146166) and Form S-3 (No. 333-80043, No. 333-93301, No. 333-32674, No. 333-45868, No. 333-52450, No. 333-75760, No. 333-99059, No. 333-107590, No. 333-115029, No. 333-118397 and No. 333-146165) of EasyLink Services International Corporation (the “Company”) of our report dated October 27, 2010, relating to the consolidated financial statements of the Company as of July 31, 2010 which appears in this Form 10-K.

/s/ Friedman LLP

East Hanover, New Jersey
October 27, 2010